Exhibit 99.1

From:	David R. Harvey, Chairman	For questions contact:
	Jai P. Nagarkatti, President & CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

November 13, 2007

SIGMA-ALDRICH (NASDAQ:SIAL) DECLARES QUARTERLY DIVIDEND

At the Board of Directors meeting held today, the Directors declared a quarterly cash dividend of $.115 per share. The dividend is payable on December 14, 2007 to shareholders of record on November 30, 2007.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com